Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 17, 2025, is entered into between Reality Sports Online, Inc., a Pennsylvania corporation (“Seller”) and Mobile Global Esports, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on Section 1.01(a) of the disclosure schedules (“Disclosure Schedules”) attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), except for Permitted Encumbrances. Any assets of Seller not included in the Purchased Assets are “Retained Assets.” For purposes of this Agreement, “Permitted Encumbrances” means (a) liens for taxes not yet due and payable or being contested in good faith and (b) the licenses and agreements set forth in Schedule 1.01(b).

Section 1.02 Assumed Liabilities; Retained Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall, effective at the time of the Closing, assume and agree to discharge and perform when due, the following Liabilities of Seller (and only those Liabilities of Seller) (“Assumed Liabilities”):

(a)  any Liabilities of Seller arising on or after the Closing Date related to the Purchased Assets; and

(b) any Liabilities arising from, as a result of or in connection with Buyer’s operations, activities, omissions, events, or occurrences involving the Purchased Assets or ownership, possession, or use of the Purchased Assets on or after the Closing Date.

Any and all liabilities, claims, obligations, or responsibilities whether absolute, accrued, contingent, fixed or otherwise or whether due or to become due (“Liabilities”) of Seller relating to the Purchased Assets arising before the Closing Date or relating the Retained Assets (collectively, the “Retained Liabilities”) shall be retained by Seller and not assumed or accepted by Buyer.

Section 1.03 Cash Consideration. The aggregate purchase price for the Purchased Assets shall be $205,000 (the “Purchase Price”). Buyer shall pay to Seller a deposit in the amount of $50,000 upon execution of this Agreement, which shall be credited against the Purchase Price at Closing (as defined herein). The Buyer shall pay the balance of the Purchase Price to Seller at the Closing in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.03 of the Disclosure Schedules and issue the Shares in the name and to such account of the Seller at the Closing (as defined herein).

Section 1.04 Equity Consideration. As additional consideration for the Purchased Assets, the Buyer shall issue to the Seller 5,300,000 restricted shares of Buyer’s common stock with an issue price of $0.15 per share (the “Shares”) at the Closing (as defined herein) on a pro rata basis to each of the Seller’s shareholders in proportion to their ownership percentages in Seller as set forth on Schedule 1.04. The Shares shall be “restricted securities” under Rule 144 of the Securities Act of 1933, as amended, and shall bear appropriate restrictive legends. The Shares shall not be sold, transferred, pledged, or otherwise disposed of by Seller for a period of one hundred eighty (180) days from the date of issuance, except as otherwise permitted by applicable law or with Buyer’s prior written consent.

Section 1.05 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
Closing

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures after all of the conditions to Closing are either satisfied or waived, but in no event later than the date that is two (2) business days following the satisfaction or waiver of such conditions, or at such other time, date or place as Seller and Buyer may mutually agree upon (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02 Closing Deliverables and Conditions to Close.

(a) Conditions of Buyer to Close; Seller Deliverables. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following:

(i) Seller’s delivery to Buyer of the following:

(A) a bill of sale, assignment and assumption agreement in form and substance reasonably satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(B) one or more contract assignment and assumption agreements in form and substance reasonably satisfactory to Buyer (the “Contract Assignments”) and duly executed by Seller, transferring each of the contracts included in the Purchased Assets (“Contracts”) to Buyer, if assignable;

(C) assignment and assumption agreements in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the trademark registrations and applications, patents and patent applications, copyright registrations and applications and domain name registrations included in the Purchased Assets to Buyer;

(D) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the stockholders and board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder; and

(E) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(ii) In the event the Contracts are not assignable to Buyer, Buyer’s receipt of a new contract directly with the third parties thereto in form and substance reasonably satisfactory to Buyer; and

(iii) Subject to Section 2.02(a)(ii) (and receipt of any new contracts in lieu of consent to assignment), receipt of the consents set forth on Schedule 3.02. Seller will use good faith efforts, and Buyer will cooperate with Seller, to obtain at the earliest possible date all of the consents set forth on Schedule 3.02; provided, however, that Seller will not be obligated to pay any consideration therefore to any third party from whom consent is requested or to initiate any legal proceedings to obtain such consent. Seller’s failure to obtain such consents shall not be considered a breach of this Agreement.

(b) Conditions of Seller to Close; Buyer Deliverables. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to Buyer’s delivery of the following:

(i) the balance of the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) business days prior to the Closing Date;

(ii) issuance of the Shares in the manner set forth in Section 1.04, subject to the restrictions set forth in Section 1.04;

(iii) the Contract Assignments, Intellectual Property Assignments and Bill of Sale duly executed by Buyer;

(iv) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (i) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and

(v) an employment agreement between the Buyer and Kyle English, on terms reasonably acceptable to Buyer and Mr. English.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of C. Stephen Wendell, Matthew Papson and Kyle English, after due inquiry.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Pennsylvania. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. Except as set forth on Schedule 3.02, the execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 3.04 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b) Section 3.04(b) of the Disclosure Schedules lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). To Seller’s knowledge, Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances, except for Permitted Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Section 3.04(b) of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect; and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Intellectual Property, Section 3.04(b) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located; (B) the application or registration number; and (C) the application or registration date.

(c) To Seller’s knowledge, Seller’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no written claims pending or, to Seller’s knowledge, threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. To Seller’s knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP. Neither Seller nor any affiliate of Seller has within the past three (3) years made or asserted any written claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.05 Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.06 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.08 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other transaction document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, Seller shall hold, and shall use its reasonable best efforts to cause its directors, officers, employees, consultants, counsel, accountants, and other agents to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller or its representatives; or (b) is lawfully acquired by Seller, or its representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or its representatives are compelled to disclose any information by governmental order or law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition. Seller agrees that for a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit C. Stephen Wendell, Matthew Papson and Kyle English to, directly or indirectly, (i) engage in or assist others in engaging in the operation, licensing, or any material participation in any fantasy sports or sports gaming business (the “Restricted Business”) in the United States (the “Territory”); (ii) have an interest in any business that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor (including any existing or former client or customer of Seller), or any other person who has a material business relationship with the Seller, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, nothing in this Section shall prohibit Seller, C. Stephen Wendell, Matthew Papson, or Kyle English from owning, solely as a passive investment, less than five percent (5%) of the outstanding shares of any class of securities of a company that is publicly traded on a recognized stock exchange, provided that neither Seller nor such persons has any active participation in the business or management of such company.

Section 5.03 Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, the Seller shall not make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer. In addition, the Seller shall direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions. If the Seller is required to make any such disclosure, it must first provide to the Buyer the content of the proposed disclosure, the reasons that such disclosure is required, and the time and place that the disclosure will be made.

Section 5.04 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary). In the event that any of the software included in the Purchased Assets is determined by any applicable taxing authority to constitute “canned” software subject to sales or use tax, Seller shall be solely responsible for any such tax liability, including interest and penalties, if applicable. Buyer shall not be liable for any sales or use taxes arising from such determination.

Section 5.05 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI
Indemnification

Section 6.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of 12 months from the Closing Date. Notwithstanding anything to the contrary herein, representations and warranties set forth in Sections 3.01, 3.02, 3.03 and 3.07 (“Fundamental Representations”) shall survive for the applicable period prescribed by the relevant statute of limitations.

Section 6.02 Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any transaction document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any transaction document to be delivered hereunder;

(c) any indebtedness or transaction expenses of Seller not paid at or prior to Closing; and

(d) any third party claims arising from or relating to Retained Liabilities or Retained Assets of Seller.

All claims for indemnification by Buyer for any breach of a representation or warranty shall be subject to a deductible in an amount equal to 0.75% of the Purchase Price (the “Indemnification Deductible”) such that Seller shall have no liability until the total of all damages exceeds the Indemnification Deductible and then only for the amount by which such damages exceed the Indemnification Deductible. The aggregate liability of Seller under this Agreement or any transaction document delivered in connection herewith shall not exceed an amount equal to 10% of the sum of (i) the Purchase Price and (ii) the value of the Shares issued to Seller, calculated as the number of Shares multiplied by $0.15 per Share (the issue price as set forth in Section 1.04) (the “Liability Cap”). Notwithstanding anything to the contrary, the Indemnification Deductible and the Liability Cap shall not apply to any claim for indemnification for any breach of the Fundamental Representations or for fraud; provided, however, in no event shall the aggregate liability of Seller under this Agreement exceed the net cash proceeds actually received by Seller under Section 1.03.

Section 6.03 Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any transaction document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any transaction document to be delivered hereunder; and

(c) any third-party claims arising from or relating to the Purchased Assets or Assumed Liabilities.

Section 6.04 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.05 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.06 Exclusive Remedies. The rights and remedies provided in this ARTICLE VI are the sole and exclusive remedies of the parties for any claim pursuant to this Agreement or any transaction documents delivered pursuant hereto, except that a party shall be entitled to seek injunctive relief or specific performance of this Agreement and no indemnity shall be precluded from asserting other remedies in connection with claims for fraud.

Section 6.07 Mitigation. Each of the parties agrees to use its commercially reasonable efforts to mitigate its respective damages upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any damages that are indemnifiable hereunder.

ARTICLE VII
Miscellaneous

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except in the event of indemnity pursuant to ARTICLE VI herein.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Reality Sports Online, Inc. 123 North Court Street P.O. Drawer 359 Fayetteville, WV 25840 Attention: C. Stephen Wendell
with a copy to:	Jackson Kelly PLLC 500 Lee Street East, Suite 1600 Charleston, WV 25301-3202 Attention: Robert Tweel
If to Buyer:	500 Post Road East Westport, Connecticut 06880 Attention: Brett Rosin, Chief Executive Officer

with a copy to:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza, 38th Floor New York, NY 10112-0015 Attention: Jeffrey J. Fessler, Esq.

Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

REALITY SPORTS ONLINE, INC.

By	/s/ Matthew T. Papson
Name:	Matthew T. Papson
Title:	President

MOBILE GLOBAL ESPORTS, INC.

By	/s/ Brett Rosin
Name:	Brett Rosin
Title:	Chief Executive Officer